UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  July 19, 2013

TRUE RELIGION APPAREL, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-51483	98-0352633
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

2263 East Vernon Avenue
Vernon, California 90058
(Address of Principal Executive Offices, Zip Code)

(323) 266-3072
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

Beginning July 19, 2013, management of True Religion Apparel, Inc. (the “Company”) will provide the preliminary information below to potential lenders in connection with the acquisition of the Company by TowerBrook Capital Partners:

Second Quarter 2013
-	Total net sales increased 11.1% to $116.6 million compared to $104.9 million in the second quarter of 2012.
-	EBITDA increased 2.5% to $18.9 million compared to $18.5 million in the second quarter of 2012.
-	Adjusted EBITDA increased 2.9% to $23.4 million compared to $22.7 million in the second quarter of 2012.

EBITDA Reconciliaton
(Dollar amounts in thousands)
(unaudited)
	Quarter Ended June 30,
	2013	2012
Net Income	$ 8,426	$ 9,838
Depreciation and amortization	3,484	3,086
Income tax expense	7,138	5,603
Interest income	(110)	(58)
EBITDA (a)	$ 18,938	$ 18,469

Stock-based compensation expense (b)	1,030	3,030
Foreign currency loss (c)	14	1,246
Strategic review costs (d)	3,295	-
Severance	124	-
Adjusted EBITDA (e)	$ 23,401	$ 22,745

(a)	EBITDA is defined as net income before interest, income tax expense and depreciation and amortization.
(b)	Represents non-cash compensation expense.
(c)	Foreign exchange losses.
(d)	Expenses recorded in the second quarter of 2013 in connection with the Company's review of strategic alternatives and the proposed merger with TowerBrook Capital Partners.
(e)
Adjusted EBITDA is defined as EBITDA plus stock-based compensation expense, foreign currency losses (gains), strategic review costs and certain other adjustments that management believes are not representative of its core operating performance.

    The information contained in this Item 7.01 is furnished and shall not be deemed to be “filed” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

July 19, 2013	TRUE RELIGION APPAREL, INC.

	By:	/s/ Peter F. Collins
	Name:	Peter F. Collins
	Title:	Chief Financial Officer